Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Jasper Therapeutics, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Voting common stock, par value $0.0001 per share	457(h)	8,578,230	(2)	$3.0207	(3)	$25,912,259.36	0.0000927	$2,402.07
Equity	Voting common stock, par value $0.0001 per share	457(h)	928,551	(4)	$2.5676	(5)	$2,384,142.90	0.0000927	$221.01
Equity	Voting common stock, par value $0.0001 per share	457(h)	3,000,000	(6)	$3.0207	(3)	$9,062,100.00	0.0000927	$840.06
Total Offering Amounts							$37,358,502.26	—	$3,463.14
Total Fee Offsets							—	—	—
Net Fee Due							—	—	$3,463.14

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s voting common stock, $0.0001 par value per share (the “Common Stock”), that become issuable under the Jasper Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), the Jasper Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Jasper Therapeutics, Inc. 2022 Inducement Equity Incentive Plan (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.
(2)	Represents: (a) 5,942,931 shares of Common Stock reserved for awards available for future issuance under the 2021 Plan, and (b) up to 2,635,299 shares of Common Stock which are currently issuable pursuant to outstanding option awards granted under the Jasper Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), which amount also represents the maximum number of shares of Common Stock that may become available for issuance under the 2021 Plan as a result of shares of Common Stock subject to such outstanding option awards under the 2019 Plan (i) not being issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (ii) being withheld or reacquired to satisfy the exercise, strike or purchase price; or (iii) being withheld or reacquired to satisfy a tax withholding obligation. The 2021 Plan also provides that the number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2031, in an amount equal to the lesser of: (A) 4% of the total number of shares of Common Stock outstanding on December 31 of the preceding year, or (B) 2,750,000 shares of Common Stock (subject to adjustment by reason of any stock dividend, stock split, recapitalization or other similar transaction); provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on $3.0207 per share, the average of the high and low price of the Common Stock on March 15, 2022, as reported on the Nasdaq Capital Market.
(4)	Represents shares of Common Stock reserved for issuance under the ESPP. The ESPP provides that the number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of ten years, beginning on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1.0% of the total number of shares of Common Stock outstanding on December 31 of the immediately preceding year; and (b) 550,000 shares of Common Stock (subject to adjustment by reason of any stock dividend, stock split, recapitalization or other similar transaction), provided, however, that the Registrant’s board of directors may act prior to January 1st of a given year to provide that there will be no increase for such calendar year or that the increase for such calendar year will be a lesser number of shares of Common Stock than the amounts set forth in clauses (a) or (b) above.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated based on 85% of $3.0207 per share, the average of the high and low price of the Common Stock on March 15, 2022, as reported on the Nasdaq Capital Market. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of fair market value of the Common Stock on (a) the first day of the offering period, and (b) the purchase date.
(6)	Represents shares of Common Stock reserved for issuance under the Inducement Plan.